BRANDEN T. BURNINGHAM
ATTORNEY AT LAW
455 EAST 500 SOUTH, SUITE 205
SALT LAKE CITY, UTAH 84111

ADMITTED IN UTAH AND CALIFORNIA	TELEPHONE: (801) 363-7411
FACSIMILE: (801) 355-7126

September 25, 2009

Wizzard Software Corporation
5001 Baum Boulevard
Pittsburgh, Pennsylvania 15213

Re:  Wizzard Software Corporation, a Colorado corporation (the "Company")

Ladies and Gentlemen:

I refer to the Company's Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration and proposed offer, sale and issuance from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 of some or all of the following securities in amounts, at prices and on terms to be determined at the time of offering:  (i) shares of the Company’s common stock having a par value of one mill ($0.001) per share (the “Common Stock”); (ii) shares of preferred stock having such rights and preferences as the Company may determine (the “Preferred Stock”); (iii) one or more series of debt securities having such rights and preferences as the Company may determine (the “Debt Securities”); (iv) warrants to purchase Common Stock, Preferred Stock and/or Debt Securities on such terms as the Company may determine (the “Warrants”); and (v) units consisting of some or all of the Common Stock, Preferred Stock, Debt Securities and/or Warrants in such combination(s) as the Company may determine (the “Units”), all as set forth in the Registration Statement, the prospectus contained therein and any supplement to the prospectus.  The Common Stock, the Preferred Stock, the Debt Securities, the Warrants and the Units shall be referred to collectively herein as the “Securities.”

Assumptions

In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

4.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

It is further understood that the opinion set forth below is to be used solely in connection with the offer, sale and issuance of the Common Stock while the Registration Statement is effective.

1.  Articles of Incorporation of the Company, as amended;

2.  Bylaws of the Company;

3.  The Registration Statement; and

4.  Unanimous Consents of the Company's Board of Directors.

I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

Based upon my examination mentioned above, and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that:

1.  The Common Stock has been duly authorized by the Company and, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Common Stock will be legally issued, fully paid and non-assessable.

2.  The Preferred Stock has been duly authorized by the Company and, when the Preferred Stock has been duly established in accordance with the terms of the Company’s Certificate of Incorporation as amended, defining the rights and preferences of the Preferred Stock and, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Preferred Stock will be legally issued, fully paid and non-assessable.

3.   The Debt Securities have been duly authorized by the Company and, when the Debt Securities have been duly established, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Debt Securities will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.  The Warrants have been duly authorized by the Company and, when the Warrants have been duly established, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Warrants will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.  The Units have been duly authorized by the Company and, when the Units have been duly established, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, the Securities comprising the Units will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed herein is based upon and limited to the laws of the State of Colorado.  I express no opinion herein as to any other laws, statutes or regulations. The opinion contained herein is based upon the facts in existence and the laws in effect on the date hereof and I expressly disclaim any obligation to update my opinion herein, regardless of whether changes in such facts or laws come to my attention after the date hereof.

The opinions set forth above are subject to the following exceptions, limitations and qualifications:  (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; and (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me in the Prospectus under the caption "Legal Matters."

Sincerely yours,

/s/ Branden T. Burningham

Branden T. Burningham